Exhibit 99.1

1110 Lake Cook Road, Suite 220 · Buffalo Grove, IL 60089 · Phone (847) 215-6500 · FAX (847) 215-6535

May 8, 2015

Mr. Lee Keddie
8719 258th Avenue NE
Redmond, WA 98053

Dear Mr. Keddie:

As you know, yesterday I called you in your office with the stated intention of seeking an amicable resolution of your campaign for representation on Essex's Board of Directors. I indicated to you that I believed a principal to principal discussion would prove most productive. Despite the multiple requests for such settlement discussions in your group's May 4th letter, you determined to not engage in a discussion with me and instead referred me to your attorney. I have no desire to speak with your attorney, nor do we prefer to communicate with you only through public filings. By ignoring and now rejecting our overtures, however, you leave us no other choice.

The Board has continuously offered to you the opportunity to have your purported director nominees evaluated by our Nominating Committee, despite the fact that your nominations will not be recognized at the Annual Meeting as we have previously communicated to you. You have ignored our offer other than to claim, as stated in your group's May 4th letter, that the Board "never had any good faith intention of considering [your] nominees." Without engaging in even one conversation with us, we fail to understand the basis for your views in this regard.

Nonetheless, we are committed to pursuing what is in the best interests of our stockholders, including avoiding the additional disruption and expense of your campaign. Accordingly, we are writing to communicate our offer to have your two purported director nominees appointed to our Board of Directors immediately following the June 4th Annual Meeting subject only to satisfactory completion of customary background checks on such individuals.

To be perfectly clear, we call on you to act in the best interests of our stockholders and end your campaign before significant additional costs are incurred by accepting our offer for you and Mr. Climaco to be appointed to our Board of Directors upon conclusion of our Annual Meeting.

On behalf of the Board of Directors,

/s/ Laurence S. Levy
Laurence S. Levy
Chairman